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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ----------------------------

                                    FORM 8-K

                          ----------------------------

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                        DATE OF REPORT: December 19, 2001
                        (Date of earliest event reported)

                          ----------------------------

                         INSIGNIA FINANCIAL GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                 DELAWARE                         COMMISSION FILE NUMBER                     56-2084290
         (State of Incorporation)                       (1-14373)               (I.R.S. Employer Identification No.)


   200 PARK AVENUE, NEW YORK, NEW YORK                                                          10166
(Address of Principal Executive Officers)                                                    (Zip Code)


                                                      (212) 984-8033
                                   (Registrant's Telephone Number, Including Area Code)






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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     On December 19, 2001, Insignia Financial Group, Inc. (the "Company" or "Insignia"), through its subsidiary Insignia France SARL, completed the previously announced acquisition of all of the outstanding share capital of Societe Financiere Bourdais and affiliated companies ("Groupe Bourdais" or "Bourdais"), headquartered in Paris, France. Founded in 1954, Groupe Bourdais is one of France's premier commercial real estate services companies with operations in eight offices in Greater Paris (Ile de France region), Lyon, Aix and Marseille. For the fiscal year ended March 31, 2001, Bourdais generated service revenues of $44.6 million.

     The base purchase price for Bourdais was approximately $17.8 million, comprised of $13.7 million paid in cash and the issuance of 402,645 shares of Insignia's Common Stock (valued at approximately $4.1 million). The cash portion of the purchase was sourced by available cash and unused lines of credit. Additional purchase consideration of up to approximately $27.8 million is contingent on the future performance of Bourdais over the next three years. The acquisition will be accounted for as a purchase; and substantially all of the purchase price represents goodwill and other intangibles. Bourdais has adopted the name Insignia Bourdais from the date of closing.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS


        (c) Exhibits - The following are furnished as exhibits to this report:

        Exhibit No.

        10.1 Share Purchase Agreement, dated as of December 16, 2001, between Jean Claude Bourdais and Others listed therein as sellers, Insignia Financial Group, Inc. and Insignia France SARL as buyer.

        99.1  Press Release dated December 19, 2001.


     The financial statements of Groupe Bourdais and required pro forma information to be filed as exhibits to this report are not included herein and will be filed as soon as practicable, but no later than March 4, 2002.


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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                    INSIGNIA FINANCIAL GROUP, INC.



                                     By:  /s/ Adam B. Gilbert
                                        -----------------------------------
                                        Adam B. Gilbert

                                        Executive Vice President





DATE: December 28, 2001



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